     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 1997

                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                ---------------

                         CUMMINS ENGINE COMPANY, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               INDIANA                                 35-0257090
                                          (I.R.S. EMPLOYERIDENTIFICATION NO.)
    (STATE OR OTHER JURISDICTIONOF
    INCORPORATION OR ORGANIZATION)

                              500 JACKSON STREET
                                   BOX 3005
                         COLUMBUS, INDIANA 47202-3005
                                (812) 377-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                             MARK R. GERSTLE, ESQ.
                              VICE PRESIDENT-LAW
                             AND CORPORATE AFFAIRS
                                 AND SECRETARY
                         CUMMINS ENGINE COMPANY, INC.
                              500 JACKSON STREET
                                   BOX 3005
                         COLUMBUS, INDIANA 47202-3005
                                (812) 377-3520
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
       KRIS F. HEINZELMAN, ESQ.                  JOHN M. BRANDOW, ESQ.
       CRAVATH, SWAINE & MOORE                   DAVIS POLK & WARDWELL
           WORLDWIDE PLAZA                        450 LEXINGTON AVENUE
          825 EIGHTH AVENUE                        NEW YORK, NY 10017
          NEW YORK, NY 10019                         (212) 450-4000
            (212) 474-1000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement, as determined by the Registrant.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
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
                                                 PROPOSED      PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF      AMOUNT TO BE   MAXIMUM OFFERING      AGGREGATE        AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED    PRICE PER UNIT(1) OFFERING PRICE(1) REGISTRATION FEE
-------------------------------------------------------------------------------------------------
 Debt Securities(2).....
 Preferred Stock(3).....
 Preference Stock(4)....     $250,000,000(7)       100%          $250,000,000        $75,758
 Common Stock, $2.50 par
  value(5)(6)...........
-------------------------------------------------------------------------------------------------
 Depositary Shares......           (8)             100%               (9)              (9)
-------------------------------------------------------------------------------------------------
 Debt Securities........
 Preferred Stock........
 Preference Stock.......         (7)(10)            (9)               (9)              (9)
 Common Stock, $2.50 par
  value(6)..............
-------------------------------------------------------------------------------------------------
 Warrants...............         (7)(11)            --                --                --

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                                                       (Footnotes on Next Page)
                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(Footnotes for Table on Previous Page)

(1) Estimated solely for purposes of determining the registration fee.
(2) In no event will the aggregate initial price of the Debt Securities exceed $250,000,000 (or the equivalent thereof in one or more foreign currencies or composite currencies, including the European Currency Unit) or, if any such Debt Securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $250,000,000.
(3) In no event will the aggregate initial price of the Preferred Stock exceed $250,000,000.
(4) In no event will the aggregate initial price of the Preference Stock exceed $250,000,000.
(5) In no event will the aggregate initial price of the Common Stock exceed $250,000,000 or, if applicable, such lesser amount as is provided for in Rule 415.
(6) Includes stock purchase rights. Prior to the occurrence of certain events, such rights will not be exercisable or evidenced separately from the Common Stock.
(7) In no event will the aggregate initial price of the Debt Securities, Preferred Stock, Preference Stock, Common Stock and Warrants (collectively, "Securities") referred to in footnotes (2), (3), (4), (5) and (11) exceed $250,000,000.
(8) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in shares of the Preferred Stock or Preference Stock registered hereunder, Depositary Receipts will be distributed to those persons acquiring such fractional interest and the shares of Preferred Stock or Preference Stock will be issued to the Depositary under the Deposit Agreement.
(9) No separate consideration will be received for the Depositary Shares, or for the Debt Securities, Preferred Stock, Preference Stock or Common Stock which may be issuable upon conversion of or in exchange for other Debt Securities, Preferred Stock or Preference Stock.
(10) Such indeterminate amounts of Debt Securities and such indeterminate number of shares of Preferred Stock, Preference Stock and Common Stock, as may be issued upon conversion or exchange of any other Debt Securities, Preferred Stock or Preference Stock that provide for conversion or exchange into other securities.
(11) In no event will the aggregate initial price of the Warrants exceed $250,000,000.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 18, 1997
PROSPECTUS

                                  $250,000,000

                          CUMMINS ENGINE COMPANY, INC.

                                DEBT SECURITIES
                                PREFERRED STOCK
                                PREFERENCE STOCK
                                  COMMON STOCK
                                    WARRANTS

                                  -----------

  Cummins Engine Company, Inc. ("Cummins" or the "Company") may from time to time offer (i) Debt Securities ("Debt Securities"), which may consist of debentures, notes and/or other unsecured evidence of indebtedness in one or more series, (ii) shares of Preferred Stock ("Preferred Stock") in one or more series, including depositary shares ("Depositary Shares") representing fractional interests in shares of Preferred Stock, (iii) shares of Preference Stock ("Preference Stock") in one or more series, including Depositary Shares representing fractional interests in shares of Preference Stock, (iv) shares of Common Stock, $2.50 par value ("Common Stock"), or (v) Warrants to purchase Debt Securities, Preferred Stock, Preference Stock, Depositary Shares or Common Stock (Debt Securities, Preferred Stock, Preference Stock, Depositary Shares, Common Stock and Warrants being herein collectively called the "Securities"), at an aggregate initial offering price not to exceed U.S. $250,000,000, at prices and on terms to be determined at the time of sale.

  Securities will be offered at prices and on terms to be determined which will be set forth in a supplement to this Prospectus (each a "Prospectus Supplement"). Each Prospectus Supplement will set forth with regard to the particular Securities being offered (i) in the case of Debt Securities, the title, aggregate offering amount, denominations (which may be in United States dollars, in any other currency, currencies or currency unit), maturity, interest rate, if any (which may be fixed or variable) or method of calculation thereof, and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any conversion or exchange rights, any listing on a securities exchange and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities; (ii) in the case of Preferred Stock or Preference Stock, the designation, aggregate offering amount, stated value and liquidation preference per share, initial public offering price, dividend rate (or method of calculation), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange rights, whether the Company has elected to offer the Preferred Stock or Preference Stock in the form of Depositary Shares, any listing of the Preferred Stock or Preference Stock on a securities exchange, and any other terms in connection with the offering and sale of such Preferred Stock or Preference Stock; (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering thereof; and
(iv) in the case of Warrants, the number and terms thereof, the designation and the number of Securities issuable upon their exercise, the exercise price, any listing of the Warrants or the underlying Securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants. The Prospectus Supplement will also contain information, as applicable, about certain United States Federal income tax considerations relating to the particular Securities being offered.

  The Company's Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange (Symbol: "CUM"). Any Common Stock offered will be listed, subject to notice of issuance, on such exchanges. See "Price Range of Common Stock and Dividends".

  The Company may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" herein.

                  The date of this Prospectus is      , 1997.

  No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained or incorporated in this Prospectus or in any Prospectus Supplement, and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the Securities offered hereby to any person in any jurisdiction in which it is unlawful to make any such offer or solicitation to such person. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall under any circumstances imply that the information contained herein is correct as of any date subsequent to the date hereof or thereof.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Securities.

  Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding the Company. The address of such site is http://www.sec.gov. In addition, such reports and proxy statements can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange Incorporated, 115 Sansome Street, 2nd Floor, San Francisco, California 94104.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

    1. Annual Report on Form 10-K for the year ended December 31, 1996.

    2. Quarterly Report on Form 10-Q for the quarterly period ended March 30, 1997.

    3. Current Report on Form 8-K, dated February 14, 1997.

    4. Each document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequently to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from the date of filing of such document.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the request of such person, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written requests should be addressed to Debra L. Miller, Director--Investor Relations, Mail Code 60915, 500 Jackson Street, Box 3005, Columbus, Indiana 47202-3005. Telephone requests may be directed to (812) 377-3121.

                                  THE COMPANY

  Cummins is a leading worldwide designer and manufacturer of diesel engines ranging from 76 to 6000 horsepower. The Company also produces alternate fueled engines and engine components and subsystems. Cummins provides power and components for a wide variety of equipment in its key markets: automotive, power generation, industrial and filtration.

  Cummins sells its products to original equipment manufacturers ("OEMs"), distributors and other customers worldwide and conducts manufacturing, sales, distribution and service activities in most areas of the world. Sales of products to major international firms outside North America are transacted by exports directly from the United States and shipments from foreign facilities (operated through subsidiaries, affiliates, joint ventures or licensees) which manufacture and/or assemble Cummins' products.

  In 1996, approximately 56% of net sales were in the United States. Major international markets include Asia and Australia (17% of net sales); Europe (14% of net sales); Canada (6% of net sales); and Mexico and South America (5% of net sales).

  The Company has its principal executive offices at 500 Jackson Street, Box 3005, Columbus, Indiana 47202-3005. Its telephone number is (812) 377-5000.

                                USE OF PROCEEDS

  Except as otherwise described in the applicable Prospectus Supplement, the net proceeds from the sale of Securities will be used for general corporate purposes, which may include refinancings of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED
                      STOCK AND PREFERENCE STOCK DIVIDENDS

                                                                       FIRST
                                           YEAR ENDED DECEMBER 31,  SIX MONTHS
                                           ------------------------ ------------
                                           1992 1993 1994 1995 1996 1996   1997
                                           ---- ---- ---- ---- ---- -----  -----
Consolidated ratio of earnings to fixed
 charges.................................. 2.1  4.5  8.3  5.2  5.3    6.3    5.0
Consolidated ratio of earnings to fixed
 charges and preferred stock and prefer-
 ence stock dividends..................... 2.0  4.0  8.3  5.2  5.3    6.3    5.0

  For purposes of calculating the ratio of earnings to fixed charges, "earnings" include income before income taxes, extraordinary items and the cumulative effects of changes in accounting principles and fixed charges. "Fixed charges" consist of interest on all indebtedness, including interest incurred by 50% or more owned unconsolidated companies, and that portion of rental expense that management believes to be representative of interest.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  The Company's Common Stock is listed on the New York Stock Exchange under the symbol "CUM". The following table sets forth, for the calendar quarters shown, the range of high and low composite prices of the Common Stock on the New York Stock Exchange and the cash dividends declared on the Common Stock.

                                                                       DIVIDENDS
                                                        HIGH     LOW   DECLARED
                                                       ------- ------- ---------
   1995
     First quarter.................................... $46 7/8 $41 1/2   $.250
     Second quarter...................................  48 5/8  42 1/4    .250
     Third quarter....................................  47 1/4  36 5/8    .250
     Fourth quarter...................................  39 3/4  34        .250
   1996
     First quarter.................................... $42 7/8 $34 1/2   $.250
     Second quarter...................................  47 3/4  40 1/4    .250
     Third quarter....................................  41 7/8  36 7/8    .250
     Fourth quarter...................................  47 3/4  39        .250
   1997
     First quarter.................................... $55 5/8 $44 1/4   $.250
     Second quarter...................................  72 3/4  47 3/4    .275
     Third quarter (through July 17, 1997)............  76 7/8  67 7/8     --

  The declaration and payment of future dividends by the Board of Directors of the Company will be dependent upon the Company's earnings and financial condition, economic and market conditions and other factors deemed relevant by the Board of Directors. Thus, no assurance can be given as to the amount or timing of the declaration and payment of future dividends. For a description of restrictions on the payment of dividends by the Company, see "Description of Common Stock".

                         DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be issued under an Indenture, dated as of March 1, 1986, and supplemented as of September 18, 1990 (the "Indenture"), between the Company and The Chase Manhattan Bank (as successor by merger to The Chase Manhattan Bank, N.A.), Trustee (the "Trustee" or "Chase"), the form of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL. The Indenture does not limit the amount of debentures, notes or other evidences of indebtedness that may be issued thereunder. The Indenture provides that Debt Securities may be issued from time to time in one or more series. As of July 18, 1997, $155.0 million principal amount of Debt Securities were outstanding under the Indenture. The Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

  The Prospectus Supplement relating to the particular Debt Securities offered thereby (the "Offered Debt Securities") will describe the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the Offered Debt Securities will mature; (4) the rate or rates at which the Offered Debt Securities will bear interest, if any, and the date from which such interest will accrue; (5) the dates on which such interest will be payable and the regular record dates for such interest payment dates; (6) any mandatory or optional sinking fund or analogous provisions; (7) the date, if any, after which, and the price or prices at which, the Offered Debt Securities may be redeemed at the option of the Company; (8) any obligation of the Company to convert the Offered Debt Securities into stock or other securities of the Company or of any other corporation; (9) any provision for the Offered Debt Securities to be denominated, and payments thereon to be made, in currencies other than the U.S. dollar or in units based on or relating to such other currencies (including ECUs); and (10) any other terms of the series. Unless otherwise indicated in the applicable Prospectus Supplement, principal of (and premium, if any) and interest, if any, on the Offered Debt Securities will be payable, and transfers of the Offered Debt Securities will be registrable, at the office of the Trustee in the Borough of Manhattan, The City of New York, provided that at the option of the Company payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register. (Sections 301, 305 and 1002)

  Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in such Prospectus Supplement, in denominations of $1,000 or any integral multiple thereof. (Section 302)

  No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

  Special Federal income tax and other considerations relating to Debt Securities denominated in foreign currencies or units of two or more foreign currencies will be described in the Prospectus Supplement relating thereto.

  Debt Securities may be issued under the Indenture as original issue discount securities to be sold at a substantial discount below their stated principal amount. Special Federal income tax and other considerations relating thereto will be described in the applicable Prospectus Supplement.

BOOK-ENTRY DEBT SECURITIES. The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a Depositary ("Global Security Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such global security or securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a global security may not be registered for transfer or exchange except as a whole by the Global Security Depositary for such global security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement.

  The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a global security will be described in the applicable Prospectus Supplement. However, the Company expects that the following provisions will apply to depositary arrangements.

  Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a global security to be deposited with or on behalf of a Global Security Depositary will be represented by a global security registered in the name of such Depositary or its nominee. Upon the issuance of such global security, and the deposit of such global security with or on behalf of the Global Security Depositary for such global security, such Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such global security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Global Security Depositary or its nominee for such global security. Ownership of beneficial interests in such global security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such global securities.

  So long as the Global Security Depositary for a global security, or its nominee, is the registered owner of such global security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such global security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such global security will not be entitled to have Debt Securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such global security must rely on the procedures of the Global Security Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in such global security desires to give any notice or take any action a Holder is entitled to give or take under the Indenture, the Global Security Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Principal of and any premium and interest on a global security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN RESTRICTIONS.

  Limitation on Debt of Restricted Subsidiaries. The Indenture provides that the Company will not permit any Restricted Subsidiary to become liable for any funded debt (as defined), other than to refund an equal aggregate principal amount of funded debt and other than funded debt owned by the Company or a wholly owned Restricted Subsidiary, unless after giving effect thereto the aggregate amount of such funded debt outstanding does not exceed 15% of Consolidated Net Tangible Assets. (Section 1004)

  Limitation on Secured Debt. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, become liable for any indebtedness for borrowed money secured by a mortgage or lien on a Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary ("Secured Debt") or secure the same without making effective provision for securing the principal amount of the Debt Securities (and, if the Company so elects, any indebtedness ranking equally with the Debt Securities) equally and ratably with or prior to such secured indebtedness. This covenant will not apply to debt secured by (a) mortgages or liens on property, capital stock or indebtedness of any corporation existing at the time it becomes a subsidiary, (b) mortgages existing on property at the time of acquisition, purchase money mortgages and mortgages to secure indebtedness incurred within 180 days after the time of acquisition thereof to finance the purchase price, (c) mortgages or liens on unimproved property to finance the cost of improvements to such property, (d) mortgages or liens securing indebtedness owed by a Subsidiary to the Company or a wholly owned Restricted Subsidiary, (e) certain mortgages in favor of governmental entities including mortgages in connection with industrial revenue financing or (f) extensions, renewals or replacements of any of the foregoing. Notwithstanding this covenant, the Company and its Restricted Subsidiaries may incur or guarantee any Secured Debt, provided that after giving effect thereto the aggregate amount of such debt then outstanding (not including Secured Debt permitted under the foregoing exceptions) and the aggregate "value" of Sale and Leaseback Transactions (as defined), other than Sale and Leaseback Transactions permitted under clauses (a) through (d) and (f) in the following paragraph, at such time does not exceed 10% of Consolidated Net Tangible Assets. (Section 1005)

  Limitation on Sales and Leasebacks. The Indenture provides that sales and leasebacks of a Principal Property by the Company or a Restricted Subsidiary (except those for a temporary period of not more than three years and those from the Company or a wholly owned Restricted Subsidiary) will be prohibited unless (a) the transaction is entered into to finance the cost of acquiring such property or within 180 days after such acquisition, (b) the transaction is entered into to finance the cost of improvements to such unimproved property,
(c) the transaction is one of certain types in which the lessor is a governmental entity, (d) the transaction involves the extension, renewal or replacement of the transactions referred to in clauses (a) through (c) above,
(e) the property involved is property that could be mortgaged without equally and ratably securing the Debt Security under the last sentence of the preceding paragraph or (f) an amount equal to the proceeds of sale or the fair value of the property sold (whichever is higher) is applied to the retirement of funded debt of the Company. (Section 1006)

DEFINITIONS. The term "Restricted Subsidiary" means (a) any Subsidiary other than (1) a Subsidiary substantially all the physical properties of which are located, or substantially all the business of which is carried on, outside the United States of America, its territories and possessions, or (2) a Subsidiary the primary business of which consists of one or more of the following: (i) purchasing accounts receivable, (ii) making loans secured by accounts receivable or inventories or otherwise providing credit, (iii) making investments in real estate or providing services directly related thereto or otherwise engaging in the business of a finance or real estate investment company, or (iv) leasing equipment, machinery, vehicles, rolling stock and other articles for use of the business of the Company, or (3) certain named Subsidiaries; (b) any Subsidiary described in Clauses (1), (2) and (3) of paragraph (a) above which at the time of determination shall be a Restricted Subsidiary pursuant to designation by the Board of Directors hereinafter provided for.

  The Company may by Board Resolution designate any Restricted Subsidiary to be an Unrestricted Subsidiary, provided that it does not own a Principal Property and, after giving effect thereto, such Subsidiary would be permitted under the covenant described in "--Certain Restrictions--Limitations on Debt of Restricted Subsidiaries" above to incur additional funded debt. The Company may by Board Resolution designate any Unrestricted Subsidiary to be a Restricted Subsidiary. The Company may by Board Resolution designate a newly acquired or formed Subsidiary to be an Unrestricted Subsidiary, provided such designation takes place not later than 90 days after such acquisition or formation.

  The term "Principal Property" will mean any manufacturing or research property, plant or facility of the Company or any Restricted Subsidiary except any property that the Board of Directors by resolutions declares is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety. The term "Consolidated Net Tangible Assets" will mean at any date the total amount of assets that under generally accepted accounting principles would be included on a consolidated balance sheet of the Company and its Restricted Subsidiaries as of such date, less the sum of the following items, which would then also be so included in accordance with generally accepted accounting principles: (a) related depreciation, amortization and other valuation reserves, (b) investments (as defined), less applicable reserves in Unrestricted Subsidiaries, (c) all treasury stock, goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (d) all liabilities and liability items of the Company and its Restricted Subsidiaries (including minority interests in Restricted Subsidiaries held by persons other than the Company or wholly owned Restricted Subsidiaries) except (i) the reserves deducted as described in clauses (a) and (b) above, (ii) funded debt, (iii) provisions for deferred income taxes and (iv) capital stock, surplus and surplus reserves.

DEFEASANCE. The Indenture provides that the Company, at its option, (a) will be discharged from any and all obligations in respect of any series of Debt Securities (except for certain obligations to register the transfer or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture (including those described under "--Certain Restrictions" above) if, in each case, the Company irrevocably deposits with the Trustee, in trust, cash or U.S. government obligations (as defined) from which the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series. To exercise any such option, the Company is required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of such series to recognize income, gain or loss for Federal income tax purposes and, in the case of a discharge pursuant to clause (a) above, accompanied by a ruling to such effect received from or published by the United States Internal Revenue Service. (Section 402)

EVENTS OF DEFAULT. The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) acceleration of any indebtedness for money borrowed in an aggregate principal amount exceeding $10,000,000 by the Company or any Restricted Subsidiary under the terms of the instrument under which such indebtedness is issued or secured, if such acceleration is not annulled within 10 days after written notice as provided in the Indenture; (f) certain events in bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

  If any Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of that series (or, in the case of a default under clause (d), (e) or (f) above, of all the outstanding Debt Securities) may declare the principal amount (or, if the Debt Securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series (or of all outstanding Debt Securities, as the case may be) to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series (or of all outstanding Debt Securities, as the case may be) has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of that series (or of all outstanding Debt Securities, as the case may be) may, under certain circumstances, rescind and annul acceleration. (Section 502)

  The Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of all series affected (voting as one class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 512)

  The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1007)

CERTAIN RIGHTS TO REQUIRE PURCHASE OF DEBT SECURITIES BY THE COMPANY UPON SPECIFIED EVENTS. The terms of the Debt Securities may provide that upon the occurrence of specified events affecting the Company and such Debt Securities, each holder of Debt Securities shall have the right, at such holder's option, to require the Company to repurchase all or any part of such holder's Debt Securities within a specified period of time after such occurrence. The terms and conditions of any such right will be described in the applicable Prospectus Supplement.

MODIFICATION AND WAIVER. Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of 66 2/3% in principal amount of the outstanding Debt Securities of all series affected by such modification or amendment (voting as one class); provided that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby (a) change the stated maturity date of the principal of, or any installment of principal of, or interest on, any Debt Security; (b) reduce the principal amount of, or the premium (if any) or interest on, any Debt Security; (c) reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof; (d) change the place or currency of payment of principal of, or premium (if any) or interest on, any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (f) reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section
902)

  The holders of a majority in principal amount of the outstanding Debt Securities may on behalf of the holders of all Debt Securities waive compliance by the Company with certain restrictive provisions of the Indenture (including the restrictive covenants noted above). (Section 1008) The holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive any past default for such series specified in the terms thereof, and the holders of a majority in principal amount of all outstanding Debt Securities may on behalf of the holders of all Debt Securities waive any past default applicable to all series, except in any such case for a default in the payment of the principal of or premium on, if any, or interest on any Debt Security or in the payment of any sinking fund installment with respect to any Debt Security or in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security of the series affected. (Section 513)

CONSOLIDATION, MERGER AND TRANSFER OF ASSETS. The Company, without the consent of any holders of outstanding Debt Securities, may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to any corporation or may acquire or lease the assets of any person, provided that the corporation formed by such consolidation or into which the Company is merged or which acquired or leases the assets of the Company substantially as an entirety is organized under the laws of any U.S. jurisdiction and has assumed the Company's obligations on the Debt Securities and under the Indenture, and that after giving effect to the transaction no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and that certain other conditions are met. (Article Eight)

REGARDING THE TRUSTEE. Cummins maintains banking relationships in the ordinary course of business with The Chase Manhattan Bank, including the making of investments through and borrowings from, Chase.

              DESCRIPTION OF PREFERRED STOCK AND PREFERENCE STOCK

  The following is a description of certain general terms and provisions of the Preferred Stock and the Preference Stock (collectively the "Priority Stock"). This description does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Articles of Incorporation and the certificate of designations relating to each series of Priority Stock (the "Certificate of Designations"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of Priority Stock. The Company's Restated Articles of Incorporation authorize the issuance of 1,000,000 shares of Preferred Stock and 1,000,000 shares of Preference Stock, with no par or stated value. No shares of Priority Stock are currently outstanding.

  The Priority Stock may be issued from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law and the Company's Restated Articles of Incorporation, the Board of Directors of the Company is authorized to determine the voting power (if any), designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, for each series of Priority Stock that may be issued, and to fix the number of shares of each such series. Thus, the Board of Directors, without stockholder approval, could authorize the issuance of Priority Stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of Common Stock or other series of Priority Stock or that could have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Common Stock" herein. Certain provisions applicable to the Priority Stock are set forth below in "Description of Common Stock". For a description of certain antitakeover provisions under Indiana law and certain Investment Agreements, see "Description of Common Stock--Antitakeover Provisions of Indiana Law" and "--Investment Agreements".

  The Prospectus Supplement relating to the particular Priority Stock offered thereby (the "Offered Priority Stock") will describe the following terms of the Offered Priority Stock: (1) the designation and stated value per share of the Offered Priority Stock and the number of shares offered; (2) the amount of liquidation preference per share of the Offered Priority Stock; (3) the initial public offering price at which the Offered Priority Stock will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (5) any redemption or sinking fund provisions; (6) any conversion or exchange rights; (7) whether the Company has elected to offer Depositary Shares as described below under "Description of Depositary Shares"; and (8) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

  The Priority Stock will have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in the applicable Prospectus Supplement.

GENERAL. The Priority Stock will be, upon issuance against full payment therefor, fully paid and nonassessable. The holders of Priority Stock will not have any preemptive rights. The applicable Prospectus Supplement will contain a description of certain United States Federal income tax consequences relating to the purchase and ownership of the Offered Priority Stock.

RANK. With respect to dividend rights and rights upon the liquidation, dissolution or winding up of the Company, each share of Preferred Stock will rank on a parity with each other share of Preferred Stock, irrespective of series, and will rank prior to the Common Stock and the Preference Stock and any other class or series of capital stock of the Company hereafter authorized over which the Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company. With respect to dividend rights and rights upon the liquidation, dissolution or winding up of the Company, each share of Preference Stock will rank on a parity with each other share of Preference Stock, irrespective of series, and will rank prior to the Common Stock and any other class or series of capital stock of the Company hereafter authorized over which the Preference Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company.

  The Priority Stock will be junior to all outstanding debt of the Company. Each series of Priority Stock will be subject to creation of preferred or preference stock ranking senior to, on a parity with or junior to such Priority Stock to the extent not expressly prohibited by the Company's Restated Articles of Incorporation.

DIVIDENDS. Holders of shares of Priority Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available for payment, cash dividends, payable at such dates and at such rates per share per annum as set forth in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each declared dividend will be payable to holders of record as they appear at the close of business on the stock books of the Company (or, if applicable, on the records of the Depositary (as hereinafter defined) referred to below under "Description of Depositary Shares") on such record dates, not more than 60 calendar days preceding the payment dates thereof, as are determined by the Board of Directors (each of such dates, a "Record Date").

  Such dividends may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. If dividends on a series of Priority Stock are noncumulative and if the Board of Directors fails to declare a dividend in respect of a dividend period with respect to such series, then holders of such Priority Stock will have no right to receive a dividend in respect of such dividend period, and the Company will have no obligation to pay the dividend for such period, whether or not dividends are declared payable on any future dividend payment date.

  No full dividend will be declared or paid or set apart for payment on the Preferred Stock of any series or the Preference Stock of any series for any dividend period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on all the outstanding shares of Preferred Stock or Preference Stock, as applicable, for all dividend periods terminating on or prior to the end of such dividend period. When dividends are not paid in full as aforesaid on all shares of Preferred Stock or Preference Stock, as the case may be, any dividend payments (including accruals, if any) on the Preferred Stock or Preference Stock, as applicable, will be paid to the holders of the shares of the Preferred Stock or Preference Stock, as the case may be, ratably in proportion to the respective sums which such holders would receive if all dividends thereon accrued to the date of payment were declared and paid in full. Accruals of dividends will not bear interest. So long as any shares of

Preferred Stock or Preference Stock are outstanding, in no event will any dividends, whatsoever, whether in cash or property, be paid or declared, nor will any distribution be made, on any class of stock ranking subordinate to the Preferred Stock or Preference Stock, as the case may be, nor will any shares of stock ranking subordinate to the Preferred Stock or Preference Stock, as the case may be, be purchased, redeemed or otherwise acquired for consideration by the Company or any subsidiary of the Company, unless all dividends on the Preferred Stock or Preference Stock, as applicable, for all past quarterly dividend periods will have been paid or declared and a sum sufficient for the payment thereof set apart. The foregoing provisions will not, however, apply to a dividend payable solely in shares of any stock ranking subordinate to the Preferred Stock or Preference Stock, as the case may be, or to the acquisition of shares of any stock ranking subordinate to the Preferred Stock or Preference Stock, as the case may be, in exchange solely for shares of any other stock ranking subordinate to the Preferred Stock or Preference Stock, as applicable.

  See "Description of the Common Stock--Dividends" for certain contractual limitations on dividends.

LIQUIDATION. In the event of a liquidation, dissolution or winding up of the Company, the holders of the Offered Priority Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of Common Stock or any other security ranking junior to the Offered Priority Stock, to receive an amount per share determined by the Board of Directors and set forth in the applicable Prospectus Supplement plus accrued and unpaid dividends to the distribution or payment date (whether or not earned or declared). However, neither the merger, nor the sale, lease or conveyance of all or substantially all of the assets of the Company will be deemed a liquidation, dissolution or winding up of the Company for purposes of this provision. In the event that the assets available for distribution with respect to the Preferred Stock or Preference Stock, as the case may be, are not sufficient to satisfy the full liquidation rights of all the outstanding Preferred Stock or Preference Stock, as applicable, then such assets will be distributed to the holders of such Preferred Stock or Preference Stock, as the case may be, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. After payment of the full amount of the liquidation preference, the holders of Priority Stock will not be entitled to any further participation in any distribution of assets by the Company.

VOTING RIGHTS. At any time dividends in an amount equal to six quarterly dividend payments on the Preferred Stock of any series, whether or not consecutive, or six quarterly dividend payments on the Preference Stock of any series, whether or not consecutive, shall be unpaid in whole or in part, holders of the Preferred Stock or Preference Stock, as the case may be, shall have the right to a separate class vote to elect two members of the Board of Directors at the next annual meeting of stockholders and thereafter until such arrearages in dividends have been declared and paid or declared and a sum sufficient for the payment thereof set apart in trust for the holders entitled thereto, at which time the rights of the holders of the Preferred Stock or the Preference Stock, as the case may be, to elect such directors will cease and the terms of such two directors will terminate.

  Without the affirmative vote of the holders of two-thirds of the Preferred Stock or two-thirds of the Preference Stock, as the case may be, then outstanding (voting separately as a class, without respect to series), the Company may not adopt any proposed amendment to the Company's Restated Articles of Incorporation which (i) authorizes, or increases the number of authorized shares of, any capital stock (which, in the case of the Preference Stock, includes any increase in the number of authorized shares of Preferred Stock) or any security or obligation convertible into any other capital stock ranking prior to the Preferred Stock or the Preference Stock, as the case may be, in the distribution of assets on any liquidation, dissolution or winding up of the Company or in the payment of dividends (and if an affirmative vote of the holders of each series of Preferred Stock or each series of Preference Stock is required by law, the affirmative vote of the holders of at least a majority of the shares of each such series at the time outstanding will also be required to adopt any such proposed amendment) or (ii) affects adversely the relative rights, preferences, qualifications, limitations or restrictions of the outstanding Preferred Stock or Preference Stock, as the case may be, or the holders thereof, provided, that if any such amendment affects adversely the relative rights, preferences, qualifications, limitations or restrictions of less than all series of the Preferred Stock or less than all series of the Preference Stock, as the case may be, at the time outstanding, then only the affirmative vote of the holders of at least two-thirds of the shares of each series so affected is necessary. However, any amendment to the Company's Restated Articles of Incorporation to authorize, or to increase the number of authorized shares of, any capital stock ranking on a parity with the Preferred Stock or the Preference Stock, as the case may be, in the distribution of assets on any liquidation, dissolution or winding up of the Company or in the payment of dividends will not be deemed to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Preferred Stock or the Preference Stock, as the case may be, or any series thereof. Without the affirmative vote of the holders of at least a majority of the shares of the Preferred Stock or a majority of the shares of the Preference Stock, as the case may be, at the time outstanding (or, if an affirmative vote of the holders of the shares of the Preferred Stock or the Preference Stock of each series is required by law, without the affirmative vote of holders of at least a majority of the shares of the Preferred Stock or the Preference Stock, as the case may be, of each series at the time outstanding), the Company may not adopt any proposed amendment to the Company's Restated Articles of Incorporation which increases the number of authorized shares of, the Preferred Stock or the Preference Stock, as the case may be, or authorizes, or increases the number of authorized shares of any capital stock or any security or obligation convertible into any capital stock ranking on a parity with the Preferred Stock or the Preference Stock, as the case may be, in the distribution of assets on any liquidation, dissolution or winding up of the Company or in the payment of dividends, or to authorize any sale, lease or conveyance of all or substantially all of the assets of the Company, or to adopt any agreement of merger of the Company with or into any other corporation or any agreement of merger of any other company with or into the Company; provided that no such vote of the holders of the Preferred Stock or the Preference Stock, as the case may be, will be required to adopt any such agreement of merger if none of the relative rights, preferences, qualifications, limitations or restrictions of the outstanding Preferred Stock or Preference Stock, as applicable, or any series thereof would be adversely affected thereby and if the corporation resulting therefrom will have thereafter no authorized stock ranking prior to or on a parity with the Preferred Stock or the Preference Stock, as the case may be, in the distribution of assets on any liquidation, dissolution or winding up of such resulting corporation or in the payment of dividends, except the same number of authorized shares of stock with the same relative rights, preferences, qualifications, limitations and restrictions thereof as the stock of the Company authorized immediately preceding such merger and if each holder of the shares of the Preferred Stock or the Preference Stock, as the case may be, immediately preceding such merger receives the same number of shares, with the same relative rights, preferences, qualifications, limitations and restrictions thereof, of stock of such resulting corporation.

  Except as described above or as required by law, the Priority Stock will not be entitled to any voting rights unless provided for in the applicable Certificate of Designations and set forth in the applicable Prospectus Supplement. As more fully described under "Description of Depositary Shares" below, if the Company elects to issue Depositary Shares, each representing a fraction of a share of a series of the Priority Stock, each such Depositary Share will, in effect, be entitled to such fraction of a vote per Depositary Share.

NO OTHER RIGHTS. The shares of a series of Priority Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable Prospectus Supplement, the Restated Articles of Incorporation and the Certificate of Designations or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR. The transfer agent for the Offered Priority Stock will be described in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

  The following is a description of certain general terms and provisions of the Depositary Shares. The particular terms of any series of Depositary Shares will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The summary of terms of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts (as defined below) contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, reference to the forms of the Deposit Agreement and Depositary Receipts which have been or will be filed with the Commission at or prior to the time of the offering of such Depositary Shares.

GENERAL. The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock and Preference Stock, rather than shares of Preferred Stock or Preference Stock. In the event such option is exercised, the Company will provide for the issuance by a Depositary to the public of receipts for Depositary Shares ("Depositary Receipts"), each of which will represent a fractional interest.

  The shares of any series of the Preferred Stock or Preference Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Preferred Stock or Preference Stock underlying such Depositary Shares, to all the rights and preferences of the Preferred Stock or Preference Stock underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

  The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement.

  Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

  Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Shares is entitled to have the Depositary deliver to such holder the whole shares of Preferred Stock or Preference Stock underlying the Depositary Shares evidenced by the surrendered Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS. The Depositary will distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Stock or Preference Stock to the record holders of Depositary Shares relating to such Preferred Stock or Preference Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

  In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

  The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock or Preference Stock shall be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES. If a series of the Preferred Stock or Preference Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock or Preference Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock or Preference Stock. Whenever the Company redeems shares of Preferred Stock or Preference Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Stock or Preference Stock so redeemed. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

  After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK AND PREFERENCE STOCK. Upon receipt of notice of any meeting at which the holders of the Preferred Stock or Preference Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock or Preference Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for such Preferred Stock or Preference Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock or Preference Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock or Preference Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of Preferred Stock or Preference Stock to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock or Preference Stock.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock or Preference Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and the Preference Stock and any redemption of the Preferred Stock and the Preference Stock. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS. The Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the applicable Preferred Stock or Preference Stock.

  Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares, Preferred Stock or Preference Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock or Preference Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY. The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                          DESCRIPTION OF COMMON STOCK

  The following is a description of certain terms of the Common Stock. This description does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Company's Restated Articles of Incorporation.

GENERAL. The Company is authorized to issue up to 150 million shares of Common Stock. As of June 30, 1997, there were approximately 42 million shares of Common Stock outstanding held by approximately 4,800 shareholders of record. Subject to the limitations described below and the prior rights of the Preferred Stock and Preference Stock, the Common Stock, $2.50 par value, of the Company is entitled to dividends when and as declared by the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to one vote per share. There is no provision for cumulative voting or preemptive rights. The holders of Preferred Stock and the holders of Preference Stock are each entitled to elect two directors of the Company upon default in the payment of six quarterly dividends on any series of such class and have voting rights with respect to amendments of the Restated Articles of Incorporation affecting certain of their rights and in the case of certain mergers, consolidations and dispositions of substantially all the Company's assets. See "Description of Preferred Stock and Preference Stock--Voting Rights". Upon any liquidation, voluntary or involuntary, of the Company, holders of Common Stock are entitled ratably to all the assets of the Company after payment of the Company's liabilities and satisfaction of the liquidation preferences of the Preferred Stock and the Preference Stock. The outstanding shares of Common Stock are, and any shares of Common Stock offered pursuant to a Prospectus Supplement will be, upon issuance against full payment therefor, fully paid and non-assessable.

  The Company's Common Stock is listed on the New York and Pacific Stock Exchanges. The transfer agent and registrar for the Common Stock is The First National Bank of Chicago, Chicago, Illinois.

DIVIDENDS. No dividends or distributions may be declared or paid or made on, or acquisitions made of, any Common Stock unless dividends on all outstanding Preferred Stock and Preference Stock for all past quarterly dividend periods have been declared and paid or a sum sufficient for payment set apart. A number of the agreements under which the Company has borrowed money restrict the Company's payment of dividends (other than stock dividends) and distributions on and the redemption, purchase and acquisition by the Company of its capital stock, including the Preferred Stock and the Preference Stock. These restrictions typically limit the sum of all such payments, distributions, redemptions, purchases and acquisitions from a given date to a specified amount of retained earnings at such date plus consolidated net income and the net proceeds to the Company from the sale of its capital stock and indebtedness converted into such stock after such date. Several such agreements require the Company to maintain minimum net worth and working capital at specified levels. In addition, at any time the Company is in default under its revolving credit facility or certain other financing arrangements, the Company would be prohibited from paying dividends. The Company is presently unaware of any facts or circumstances that would give rise to any such default.

SHAREHOLDERS' RIGHTS PLAN. The Company has a Shareholders' Rights Plan which it first adopted in 1986 (the "Rights Plan"). The Rights Plan provides that each share of Common Stock has associated with it a stock purchase right. The Rights Plan becomes operative when a person or entity acquires 15% of the Common Stock or commences a tender offer to purchase 20% or more of the Common Stock without the approval of the Company's Board of Directors. In the event a person or entity acquires 15% of the Common Stock, each right, except for the acquiring person's rights, can be exercised to purchase $400 worth of Common Stock for $200. In addition, for a period of 10 days after such acquisition, the Board of Directors can exchange such right for a new right which permits the holders to purchase one share of Common Stock for $1. If a person or entity commences a tender offer to purchase 20% or more of the Common Stock, unless the Board of Directors redeems the rights within 10 days of the event, each right can be exercised to purchase one share for $200. If the person or entity becomes an acquiring person, then the provisions noted above apply. The Rights Plan also allows holders of the rights to purchase shares of the acquiring person's stock at a discount if the Company is acquired or 50% of the assets or earnings power of the Company is transferred to an acquiring person.

ANTITAKEOVER PROVISIONS OF INDIANA LAW. Indiana Code (S) 23-1-42 (the "Control Share Act") provides that any person or group of persons that acquires the power to vote more than one-fifth of certain corporations' shares shall not have the right to vote such shares unless granted voting rights by the holders of a majority of the outstanding shares of the corporation and by the holders of a majority of the outstanding shares excluding "interested shares". Interested shares are those shares held by the acquiring person, officers of the corporation and employees of the corporation who are also directors of the corporation. If the approval of voting power for the shares is obtained, additional shareholder approvals are required when a shareholder acquires the power to vote more than one-third and more than a majority of the voting power of the corporation's shares. In the absence of such approval, the additional shares acquired by the shareholder may not be voted.

  If the shareholders grant voting rights to the shares after a shareholder has acquired more than a majority of the voting power, all shareholders of the corporation are entitled to exercise statutory dissenters' rights and to demand the value of their shares in cash from the corporation. If voting rights are not accorded to the shares, the corporation may have the right to redeem them. The provisions of the Control Share Act do not apply to acquisitions of voting power pursuant to a merger or share exchange agreement to which the corporation is a party.

  The Company's By-laws provide that Cummins is not subject to the Control Share Act; however, such By-laws may be amended by the Board of Directors without a shareholder vote.

  Indiana Code (S) 23-1-43 (the "Business Combination Act") prohibits a person who acquires beneficial ownership of 10% or more of certain corporations' shares (an "Interested Shareholder"), or any affiliate or associate of an Interested Shareholder, from effecting a merger or other business combination with the corporation for a period of five years from the date on which the person became an Interested Shareholder, unless the transaction in which the person became an Interested Shareholder was approved in advance by the corporation's Board of Directors. Following the five-year period, a merger or other business combination may be effected with an Interested Shareholder only if (a) the business combination is approved by the corporation's shareholders, excluding the Interested Shareholder and any of its affiliates or associates, or (b) the consideration to be received by shareholders in the business combination is at least equal to the highest price paid by the Interested Shareholder in acquiring its interest in the corporation, with certain adjustments, and certain other requirements are met. The Business Combination Act broadly defines the term "business combination" to include mergers, sales or leases of assets, transfers of shares of the corporation, proposals for liquidation and the receipt by an Interested Shareholder of any financial assistance or tax advantage from the corporation, except proportionately as a shareholder of the corporation.

  The overall effect of the above provisions may be to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control of the Company by a holder of a large block of the Company's stock or other person, or the removal of incumbent management, even if such actions may be beneficial to the Company's shareholders generally.

INVESTMENT AGREEMENTS. In July 1990, the Company entered into an Investment Agreement with Kubota Corporation, a Japanese corporation ("Kubota"), pursuant to which, among other things, in consideration of $49,985,000 received from Kubota, Kubota was issued one share of a newly created series of the Company's Preference Stock, designated Convertible Preference Stock, Series K (the "Series K Preference Stock"), which Series K Preference Stock was subsequently converted into 799,760 shares of Common Stock. The consideration received from Kubota represented a price of $62.50 per share of Common Stock. On October 12, 1993, the Company's Board of Directors declared a 2-for-1 stock split of the Common Stock, which stock split was effected on October 25, 1993. As a result of the stock split, Kubota holds 1,599,520 shares of Common Stock, having a basis of $31.25 per share of Common Stock.


  The Investment Agreement with Kubota, among other things, prohibits Kubota and its affiliates (as defined in Rule 12b-2 under the Exchange Act), except in limited circumstances, from (i) acquiring additional securities of the Company having the ordinary power to vote, in the absence of contingencies, in the election of directors of the Company ("Voting Securities") in excess of 5.4%;
(ii) making any public announcement or proposal regarding any merger, consolidation or certain other extraordinary transactions unless solicited by the Company's Board of Directors; (iii) participating in any solicitation of proxies or election contest; (iv) proposing any matter for submission to a vote of the Company's shareholders; (v) participating in a group with respect to any Voting Securities; (vi) granting any proxy to any person not designated by the Company; (vii) entering into any discussions, negotiations, arrangements or understandings with respect to any of the foregoing provisions; (viii) disclosing to any third party any intention, plan or arrangement inconsistent with the foregoing provisions or the provisions regarding restrictions on transfers of Voting Securities; and (ix) requesting the Company to waive, amend or modify any standstill provision.

  If Kubota's interest is diluted through subsequent issuances of Voting Securities by the Company, Kubota has the right under its Investment Agreement to purchase additional Voting Securities of the Company in the open market, through privately negotiated transactions or directly from the Company (on the same terms as such subsequent issuances in the case of acquisitions directly from the Company), up to an amount that would result in Kubota beneficially owning the same percentage of the total Voting Securities as that owned immediately prior to such issuances. In the event that Kubota elects to acquire some or all of such shares of Common Stock, the Company could be required to issue new shares of Common Stock to Kubota.

  In the event the Board of Directors approves any transaction pursuant to which the Company is to be acquired in a merger, consolidation or sale of substantially all its assets, or pursuant to which a person is to acquire voting securities representing a majority of the voting power of all then outstanding Voting Securities, then, as long as that transaction is being pursued, Kubota would be permitted to make a tender or exchange offer notwithstanding the restrictions on acquiring additional Voting Securities and on making acquisition proposals described above.

  Except in limited circumstances, the Investment Agreement prohibited transfers or sales of Voting Securities by Kubota for six years. After six years Kubota became subject to other limited restrictions on transfer, as more fully set forth in the Investment Agreement.

  Notwithstanding the transfer restrictions, Kubota is permitted to tender its Voting Securities into a tender or exchange offer commenced by the Company (or a subsidiary of the Company) or approved by the Board of Directors. If any other tender or exchange offer is consummated and the bidder acquires Voting Securities representing more than 50% of the voting power of the Voting Securities then outstanding, Kubota has the right to require the Company to purchase the amount of Voting Securities which would have been purchased in that offer had Kubota tendered its shares.

  Kubota is free to vote its Voting Securities as it sees fit on any matter submitted to a vote of the Company's shareholders, except that Kubota is required to vote for the election of all nominees included in the Company's slate of directors.

  The term of each Investment Agreement is until the earlier of (i) the later of six years and the first date on which the respective Investor ceases to beneficially own Voting Securities representing at least 5% of the total voting power of all then outstanding Voting Securities and (ii) ten years; provided that certain provisions of the respective Investment Agreements will explicitly survive their stated terms.

  Pursuant to, and as provided in, the Investment Agreement the Company agreed to amend the Rights Plan to permit acquisitions of Voting Securities permitted by the Investment Agreement.

  The foregoing descriptions of the Investment Agreement with Kubota and the Amendment to the Rights Agreement are subject to, and qualified in their entirety by, reference to each such agreement, certificate or document.

                            DESCRIPTION OF WARRANTS

GENERAL. The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants"), as well as other types of Warrants ("Other Warrants"). Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The summary of terms of the Debt Warrants and the Other Warrants contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of the Warrant Agreement which has been or will be filed with the Commission at or prior to the time of the offering of such Warrants.

DEBT WARRANTS. The Prospectus Supplement relating to particular Debt Warrants offered thereby will describe the following terms of such Debt Warrants: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued;
(4) the currency or currencies, including composite currencies, in which the price of such Debt Warrants may be payable; (5) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (6) if applicable, the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (7) the currency or currencies, including composite currencies, in which the principal of or any premium or interest on the Debt Securities purchasable upon exercise of such Debt Warrant will be payable; (8) if applicable, the date on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (9) the price at which and currency or currencies, including composite currencies, in which the Debt Securities purchasable upon exercise of such Debt Warrants may be purchased; (10) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (11) if applicable, the minimum or maximum amount of such Debt Warrants which may be exercised at any one time; (12) information with respect to book-entry procedures, if any; (13) if applicable, a discussion of certain United States Federal income tax considerations; and (14) any other terms of such Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Debt Warrants.

OTHER WARRANTS. The Prospectus Supplement relating to particular Other Warrants offered thereby will describe the following terms of such Other Warrants: (1) the title of such Other Warrants; (2) the securities (which may include Preferred Stock, Preference Stock, Depositary Shares or Common Stock) for which such Other Warrants are exercisable; (3) the price or prices at which such Other Warrants will be issued; (4) the currency or currencies, including composite currencies, in which the price of such Other Warrants may be payable;
(5) if applicable, the designation and terms of the Debt Securities, Preferred Stock, Preference Stock or Depositary Shares with which such Other Warrants are issued and the number of such Other Warrants issued with each such Debt Security, share of Preferred Stock or Preference Stock or Depositary Share; (6) if applicable, the date on and after which such Other Warrants and the related Debt Securities, Preferred Stock, Preference Stock or Depositary Shares will be separately transferable; (7) if applicable, a discussion of certain United States Federal income tax considerations; and (8) any other terms of such Other Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Other Warrants.

                              PLAN OF DISTRIBUTION

  The Company may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. Any sale of Securities to one or more underwriters may include stand-by call arrangements or other arrangements whereby an underwriter purchases Securities directly or indirectly from the Company in connection with a redemption of securities convertible into Securities.

  The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the offered Securities.

  In connection with the sale of Securities, underwriters or agents acting on the Company's behalf may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of Securities may be deemed to be underwriting discounts and commissions under the Securities. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

  If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investments companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. The obligations of any purchaser under any Contract will not be subject to any conditions except that (i) the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are also being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by the Contracts. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of the Contracts.

                             VALIDITY OF SECURITIES

  The validity of the Securities offered will be passed upon for the Company by Jean S. Blackwell, Esq., Vice President-General Counsel of the Company, Columbus, Indiana and for the Underwriters or agents, if any, by Davis Polk & Wardwell, New York, New York. Ms. Blackwell may rely as to matters of New York law upon the opinion of Cravath, Swaine & Moore, New York, New York. Davis Polk & Wardwell will rely as to matters of Indiana law upon the opinion of Ms. Blackwell.

                                    EXPERTS

  The consolidated financial statements and schedules included or incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included or incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for the cost of retiree's health care and life insurance benefits, post employment benefits and income taxes.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     SEC Registration Fee............................................. $ 75,758
     Printing.........................................................  100,000
     Legal Fees and Expenses..........................................  100,000
     Accounting Fees and Expenses.....................................   50,000
     Miscellaneous....................................................   14,242
                                                                       --------
     Total............................................................ $340,000
                                                                       ========

    The foregoing expenses, except for the SEC Registration Fee, are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Indiana Business Corporation Law (Indiana Code of 1986, Section 23-1-37) provides in regard to indemnification of directors and officers as follows:

  23-1-37-8. BASIS. (a) A corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

    (1) the individual's conduct was in good faith; and

    (2) the individual reasonably believed:

      (A) in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interests; and

      (B) in all other cases, that the individual's conduct was at least not opposed to its best interests; and

    (3) in the case of any criminal proceeding, the individual either:

      (A) had reasonable cause to believe the individual's conduct was lawful; or

      (B) had no reasonable cause to believe the individual's conduct was unlawful.

  (b) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(B).

  (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this Section.

  23-1-37-9. AUTHORIZED. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

  23-1-37-13. OFFICERS, EMPLOYEES OR AGENTS. Unless a corporation's articles of incorporation provide otherwise:

    (1) An officer of the corporation, whether or not a director, is entitled to mandatory indemnification under Section 9 of this chapter, and is entitled to apply for court-ordered indemnification under Section 11 of this chapter, in each case to the same extent as a director;

    (2) The corporation may indemnify and advance expenses under this chapter to an officer, employee, or agent of the corporation, whether or not a director, to the same extent as to a director; and

    (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent, whether or not a director, to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

  23-1-37-15. REMEDY NOT EXCLUSIVE OF OTHER RIGHTS. (a) The indemnification and advance for expenses provided for or authorized by this chapter does not exclude any other rights to indemnification and advance for expenses that a person may have under:

    (1) A corporation's articles of incorporation or bylaws;

    (2) A resolution of the board of directors or of the shareholders; or

    (3) Any other authorization, whenever adopted, after notice, by a majority vote of all the voting shares then issued and outstanding.

      (b) If the articles of incorporation, bylaws, resolutions of the board of directors or of the shareholders, or other duly adopted authorization of indemnification or advance for expenses limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles, bylaws, resolution of the board of directors or of the shareholders, or other duly adopted authorization of indemnification or advance for expenses.

      (c) This chapter does not limit a corporation's power to pay or reimburse expenses incurred by a director, officer, employee, or agent in connection with the person's appearance as a witness in a proceeding at a time when the person has not been made a named defendant or respondent to the proceeding.

  Reference is made to Article VI, Section 6.2 of the registrant's by-laws (filed as an exhibit to the registrant's quarterly report on Form 10-Q for the quarter ended October 2, 1994, which is incorporated by reference herein), which, under certain circumstances, permits indemnification by the registrant of its officers and directors. In general, the registrant's by-laws permit indemnification if: (1) the indemnified person acted in good faith for a purpose which he reasonably believed to be in the best interest of the registrant; (2) in the case of an action brought by or in the right of the registrant to procure a judgment in its favor, the indemnified person has not been found liable for negligence or misconduct in the performance of his duty to the registrant; and (3) in criminal actions, the indemnified person had no reasonable cause to believe his conduct to be unlawful. Any such person would be entitled to indemnification as a matter of right if he has been wholly successful, on the merits, with respect to any such actions; if not, his indemnification would be dependent on a determination by the board of directors acting by disinterested members, or by independent legal counsel, or shareholders, that the required standards of conduct have been met. Conviction or a plea of nolo contendere in a criminal action would not of itself preclude indemnification. Indemnification could include reasonable expenses of the indemnified person, judgments, fines and settlement payments, but could not include any amount payable by any such person to the registrant in satisfaction of any judgment or settlement. The by-laws authorize the registrant to advance funds for expenses to an indemnified person, but only against an undertaking that he will repay the same unless it shall ultimately be determined that he is entitled to indemnification. The rights of indemnification provided by the by-law would not be exclusive of any other rights to which any indemnified person may otherwise be entitled, and such rights would extend to the heirs and legal representatives of such person.

  The registrant also maintains a directors' and officers' liability insurance policy providing coverage up to $35,000,000 for each occurrence for all corporate directors and officers acting in their respective capacities.

  Under Section 6 of the Underwriting Agreement filed as Exhibit 1.1 hereto, the Underwriter agrees to indemnify, under certain conditions, the registrant, its directors and certain of its officers and persons who control the registrant within the meaning of the Securities Act of 1933 against certain liabilities.

ITEM 16. EXHIBITS.

   1.1 Form of Underwriting Agreement for Debt Securities (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form
        S-3 (Registration Statement No. 33-31095) filed with the Commission on
        September 15, 1989)
   1.2 Form of Underwriting Agreement for Preferred Stock, Preference Stock,
        Depositary Shares and Common Stock (incorporated by reference to
        Exhibit 1.2 to the Company's Registration Statement on Form S-3
        (Registration Statement No. 33-50665) filed with the Commission on
        October 19, 1993)
   3.1 Restated Articles of Incorporation as amended to date (incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended
        April 3, 1994, the Quarterly Report on Form 10-Q for the quarter ended
        October 1, 1989 and by reference to the Form 8-K dated July 26, 1990)
   3.2 By-laws, as amended and restated to date (incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended October 2,
        1994)
   4.1 Rights Agreement, as amended (incorporated by reference to the Annual
        Report on Form 10-K for the year ended December 31, 1989, by reference to Form 8-K dated July 26, 1990, by reference to Form 8 dated November
        6, 1990, by reference to Form 8-A/A dated November 1, 1993, by reference to Form 8-A/A dated January 12, 1994 and by reference to Form
        8-A/A dated July 15, 1996)
   4.2 Indenture dated as of March 1, 1986 and supplemented as of September 18,
        1990 between Cummins Engine Company, Inc. and The Chase Manhattan Bank,
        N.A., as Trustee (incorporated by reference to the Quarterly Report on
        Form 10-Q for the quarter ended July 3, 1988)
   4.3 Form of Certificate of Designations of Preferred Stock and Preference
        Stock (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (Registration
        Statement No. 33-50665) filed with the Commission on October 28, 1993)
   4.4 Form of Deposit Agreement, including form of Depositary Receipt for
        Depositary Shares (incorporated by reference to Exhibit 4.4 to
        Amendment No. 1 to the Company's Registration Statement on Form S-3
        (Registration Statement No. 33-50665) filed with the Commission on
        October 28, 1993)
   4.5 Form of Specimen Stock Certificate with respect to Preferred Stock and
        Preference Stock (incorporated by reference to Exhibit 4.5 to Amendment
        No. 1 to the Company's Registration Statement on Form S-3 (Registration
        Statement No. 33-50665) filed with the Commission on October 28, 1993)
   4.6 Specimen Stock Certificate with respect to Common Stock (incorporated by reference to Exhibit 4.6 to Amendment No. 1 to the Company's
        Registration Statement on Form S-3 (Registration Statement No. 33-
        50665) filed with the Commission on October 28, 1993)
   4.7 Investment Agreement between Kutoba Corporation and Cummins Engine
        Company, Inc., dated July 16, 1990 (incorporated by reference to Form
        8-K dated July 26, 1990)
   5.  Opinion of Jean S. Blackwell, Esq.*

   12. Statement re computations of ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock and preference stock dividends*
   23.1 Consent of Arthur Andersen LLP*
   23.2 Consent of Jean S. Blackwell, Esq. (included in her opinion filed as
         Exhibit 5)
   24.1 Powers of Attorney*
   24.2 Certified copy of a Resolution adopted by the Company's Board of Directors authorizing execution of the Registration Statement by Power of Attorney*
   25.  Statement of Eligibility and Qualification on Form T-1 of The Chase
         Manhattan Bank to act as Trustee under the Indenture*

--------
 *  Filed electronically herewith
**  To be filed by amendment

ITEM 17. UNDERTAKINGS.

  (A) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was being registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED, IN THE CITY OF COLUMBUS, STATE OF INDIANA, ON THE 18TH DAY OF JULY, 1997.

                                          Cummins Engine Company, Inc.,

                                                      /s/ K. M. Patel
                                          By: _________________________________
                                             KIRAN M. PATELVICE PRESIDENT AND
                                            CHIEF FINANCIAL OFFICER (PRINCIPAL
                                                    FINANCIAL OFFICER)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON THE 18TH DAY OF JULY, 1997 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

             SIGNATURES                                   TITLE

                  *                       Director and Chairman of the Board
-------------------------------------      of Directors and Chief Executive
        (JAMES A. HENDERSON)               Officer (Principal Executive
                                           Officer)

                  *                       Director and President and Chief
-------------------------------------      Operating Officer
         (THEODORE M. SOLSO)

                  *                       Director
-------------------------------------
           (HAROLD BROWN)

                  *                       Director
-------------------------------------
         (ROBERT J. DARNALL)

                  *                       Director
-------------------------------------
         (WALTER Y. ELISHA)

                  *                       Director
-------------------------------------
           (HANNA H. GRAY)

             SIGNATURES                                   TITLE

                  *                       Director
-------------------------------------
         (WILLIAM I. MILLER)

                  *                       Director
-------------------------------------
         (DONALD S. PERKINS)

                  *                       Director
-------------------------------------
         (HENRY B. SCHACHT)

                  *                       Director
-------------------------------------
        (FRANKLIN A. THOMAS)

                  *                       Director
-------------------------------------
        (J. LAWRENCE WILSON)

          /s/ Rick J. Mills               Vice President--Corporate Controller
-------------------------------------      (Principal Accounting Officer)
           (RICK J. MILLS)

          /s/ Mark R. Gerstle
By: _________________________________
 (MARK R. GERSTLE) ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

 EXHIBIT                                                             SEQUENTIAL
   NO.                                                                PAGE NO.
 -------                                                             ----------
  5.     Opinion of Jean S. Blackwell, Esq.
 12.     Statement re computations of ratio of earnings to fixed
          charges and ratio of earnings to fixed charges and
          preferred stock and preference stock dividends
 23.1    Consent of Arthur Andersen LLP
 24.1    Powers of Attorney
 24.2    Certified Copy of a Resolution adopted by the Company's
          Board of Directors authorizing execution of the
          Registration Statement by Power of Attorney
 25.     Statement of Eligibility and Qualification on Form T-1 of
          The Chase Manhattan Bank to act as Trustee under the
          Indenture